Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust 17950 Preston Road, Suite 600 Dallas, TX 75252	CONTACT:	Investor Relations 972-349-3235 www.pmctrust.com
PMC Commercial Trust Announces Third Quarter Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	November 8, 2010
PMC Commercial Trust (NYSE Amex: PCC) announced third quarter and year-to-date financial results today.
Compared to Third Quarter 2009
The comparability of our financial statements between 2010 and 2009 was impacted by the consolidation of our previously off-balance sheet securitizations and the accounting change (effective January 1, 2010) for sale treatment on SBA 7(a) guaranteed loan sales. Interest income and interest expense of our previously off-balance sheet securitizations are included in our financial statements during 2010 compared to separate one-line revenue recognition during 2009 as income from retained interests.
The impact to our net income related to the change in accounting rules was to defer sale treatment on loans sold and recorded as secured borrowings on a temporary basis (loans sold for premiums) for at least 90 days and to eliminate sale treatment on loans sold and recorded as secured borrowings on a permanent basis (loans sold for excess spread) subsequent to December 31, 2009.
Income from continuing operations for the third quarter of 2010 decreased to $1,242,000 ($0.11 per share) from $1,469,000 ($0.14 per share) during the third quarter of 2009. Net income decreased to $1,207,000, or $0.11 per share, during the third quarter of 2010 compared to $1,895,000, or $0.18 per share, for the third quarter of 2009. The primary cause of the reduction in net income from the third quarter of 2009 to the third quarter of 2010 was a decrease in income from discontinued operations of $461,000 due primarily to recognition of deferred gains during the three months ended September 30, 2009.
Compared to Second Quarter 2010
Our income from continuing operations increased $16,000 to $1,242,000 ($0.11 per share) during the third quarter of 2010 from $1,226,000 ($0.12 per share) during the second quarter of 2010. Net income decreased by $16,000 to $1,207,000, or $0.11 per share, during the third quarter of 2010 compared to $1,223,000, or $0.12 per share, for the second quarter of 2010.
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We are pleased that our revolving credit facility was extended and now will mature on December 31, 2011. The total amount available under the facility was increased to $30 million until maturity with only $13.6 million outstanding as of September 30, 2010. The increased availability under this facility will allow us to continue our positive loan origination trends into 2011. We have increased our SBA 7(a) loan program from $11 million of fundings in 2008 to $28 million last year and anticipate $30 million to $35 million of fundings in 2010.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2010
“We are capitalizing on positive changes to the SBA 7(a) program to bolster our operating performance. In addition to our reported earnings, we generated significant gains of $2 million in 2010 related to our SBA 7(a) secondary market loan sales that were deferred for book purposes and recorded as gains for income tax purposes. Our earnings have been impacted by the deferral of these gains and the low interest rate environment. However, we have remained consistently profitable considering the ongoing economic limitations, not an easy feat.
“Recently, legislation was passed that extended the availability of increased guarantees under the SBA 7(a) loan program from 75% to 90% and eliminated the up-front fees until the end of 2010 and permanently increased the loan limit from $2 million to $5 million. We anticipate that our SBA 7(a) loan origination volume will be enhanced as a result of these program changes.
“While our portfolio continues to perform well, we have seen the weakened economy impact some of our borrowers and we have taken possession of a few properties through foreclosure. We anticipate the weakness to continue for at least several quarters. Our loans are typically real estate secured and, in most cases, the value of the underlying collateral should cover our principal exposure. However, during 2010 we have increased our reserves for loan losses in response to the current economic conditions.”
Interest Rate Sensitivity
•	Approximately 56% and 17% of our retained loans at September 30, 2010 were based on LIBOR and the prime rate, respectively.

•	The base LIBOR charged to our borrowers during the third quarter of 2010 was 0.53% compared to 0.60% during the third quarter of 2009.

•
The average base LIBOR charged to our borrowers decreased from 1.08% during the nine months ended September 30, 2009 to 0.36% during the nine months ended September 30, 2010. The 72 basis point drop in LIBOR decreased interest income by approximately $700,000.

•	The base LIBOR for the fourth quarter of 2010 has been set at 0.29%.
Financial Position
•	Our total assets increased to $250.5 million at September 30, 2010 compared to $228.2 million at December 31, 2009 and $229.4 million at September 30, 2009.

•	Our retained loan portfolio was $233.1 million at September 30, 2010 compared to $198.2 million at December 31, 2009 and $200.0 million as of September 30, 2009.

•	The increase in 2010 was primarily a result of the consolidation of $27.8 million of loans receivable from our previously off-balance sheet securitizations.

•	Included in loans receivable and debt is $17.8 million relating to the guaranteed portion of SBA 7(a) loans which have been sold.

•	Our serviced loan portfolio increased to $284.1 million at September 30, 2010 compared to $273.7 million at December 31, 2009.
Portfolio Information
•	During the first nine months of 2010, we originated $27.6 million of SBA 7(a) loans compared to $16.2 million in the first nine months of 2009.

•	Our pipeline of outstanding loan commitments was $13.9 million at September 30, 2010 compared to $20.7 million at December 31, 2009.

•	We anticipate our 2010 fundings to be between $35 million and $40 million.

•	We anticipate our 2011 fundings to be between $50 million and $60 million.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2010
•	Our provision for loan losses was $487,000 and $393,000 during the three months ended September 30, 2010 and 2009, respectively.

•	Our provision for loan losses was $389,000 and $596,000 during the nine months ended September 30, 2010 and 2009, respectively.

•	Our loan loss reserves have increased and were $1,658,000 at September 30, 2010 compared to $1,257,000 at December 31, 2009 and $864,000 at September 30, 2009.
Liquidity
•	The total amount available under our collateralized revolving credit facility is $30 million.

•	The facility matures December 31, 2011 and had $13.6 million outstanding at September 30, 2010.
Dividends
•	Regular quarterly dividends on our common shares of $0.16 per share were declared in each of March, June and September 2010 that were paid subsequent to the respective quarter end.

•
It is presently anticipated that the Board of Trust Managers will maintain the current quarterly dividend rate of $0.16 per share for our fourth quarter dividend that is typically declared in December. At the present time, the Board of Trust Managers has not provided any guidance for anticipated dividends to be declared during 2011.

•	Since our inception in 1993, we have paid over $169.3 million in dividends or $23.00 per common share.
Financial Position Information

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
	(In thousands, except per share information)
Loans receivable, net	$231,326	$237,882	$232,852	$196,642	$198,712
Retained interests in transferred assets	$1,029	$901	$910	$12,527	$12,413
Total assets	$250,523	$257,372	$251,033	$228,243	$229,367
Debt	$90,881	$97,045	$91,042	$68,509	$69,693
Total equity	$151,623	$151,897	$152,241	$152,458	$152,756
Shares outstanding	10,560	10,558	10,548	10,548	10,548
Net asset value per share	$14.36	$14.39	$14.43	$14.45	$14.48

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2010
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2010	2009	Inc (Dec) %	2010	2009	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,483	$2,830	23%	$10,198	$8,466	20%
Income from retained interests in transferred assets	38	672	(94%)	113	2,369	(95%)
Other income	782	735	6%	1,382	1,265	9%

Total revenues	4,303	4,237	2%	11,693	12,100	(3%)

Expenses:
Interest	1,042	644	62%	3,042	2,240	36%
Salaries and related benefits	986	944	4%	2,897	2,864	1%
General and administrative	450	403	12%	1,662	1,380	20%
Impairments and provisions	487	831	(41%)	389	1,111	(65%)

Total expenses	2,965	2,822	5%	7,990	7,595	5%

Income before income tax benefit (provision) and discontinued operations	1,338	1,415	(5%)	3,703	4,505	(18%)

Income tax benefit (provision)	(96)	54	(278%)	32	104	(69%)

Income from continuing operations	1,242	1,469	(15%)	3,735	4,609	(19%)

Discontinued operations	(35)	426	(108%)	(27)	476	(106%)

Net income	$1,207	$1,895	(36%)	$3,708	$5,085	(27%)

Basic weighted average shares outstanding	10,558	10,548		10,552	10,582

Basic and diluted earnings per share:
Income from continuing operations	$0.11	$0.14		$0.35	$0.44
Discontinued operations	—	0.04		—	0.04

Net income	$0.11	$0.18		$0.35	$0.48

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2010
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2010	2010	2010	2009	2009
	(In thousands)
Revenues:
Interest income	$3,483	$3,498	$3,217	$2,714	$2,830
Income from retained interests in transferred assets	38	34	41	493	672
Other income	782	403	197	960	735

Total revenues	4,303	3,935	3,455	4,167	4,237

Expenses:
Interest	1,042	1,011	989	629	644
Salaries and related benefits	986	970	941	1,007	944
General and administrative	450	644	568	716	403
Impairments and provisions	487	104	(202)	430	831

Total expenses	2,965	2,729	2,296	2,782	2,822

Income before income tax benefit (provision) and discontinued operations	1,338	1,206	1,159	1,385	1,415

Income tax benefit (provision)	(96)	20	108	63	54

Income from continuing operations	1,242	1,226	1,267	1,448	1,469

Discontinued operations	(35)	(3)	11	228	426

Net income	$1,207	$1,223	$1,278	$1,676	$1,895

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2010
Real Estate Investment Trust (“REIT”) Taxable Income
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands)
Net income	$1,207	$1,895	$3,708	$5,085
Book/tax difference on depreciation	(13)	(14)	(40)	(42)
Book/tax difference on gains related to real estate	—	(592)	387	(642)
Book/tax difference on Retained Interests, net	—	345	—	(66)
Severance payments	(5)	—	(18)	(1,429)
Book/tax difference on amortization and accretion	(25)	(244)	(76)	(201)
Loan valuation	369	85	(189)	239
Other book/tax differences, net	(49)	(23)	(164)	(81)

Subtotal	1,484	1,452	3,608	2,863

Less: taxable REIT subsidiaries net loss (income), net of tax	(169)	127	124	268

REIT taxable income	$1,315	$1,579	$3,732	$3,131

Distributions declared	$1,690	$1,688	$5,067	$5,757

Weighted average common shares outstanding	10,558	10,548	10,552	10,582

Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.